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                     [Letterhead of Rosenman]

                                        Tax Opinion
                                        Exhibit 8.1

                               March 20, 1998


World Monitor Trust
c/o Prudential Securities Futures Management Inc.
One New York Plaza, 13th Floor
New York, New York  10292-2013

     Re:  World Monitor Trust - Series A, Series B, and
Series C

Gentlemen:

     You have requested our opinion as to the status of World Monitor Trust, a Delaware business trust (the
"Trust"), for federal income tax purposes, and as to certain other matters.


     In connection with your request, we have reviewed the following documents: (a) the Declaration of Trust and Trust Agreement of the Trust dated December 17, 1997, the
Amended and Restated Declaration of Trust and Trust Agreement of the Trust dated February 25, 1998 and the Second Amended and Restated Declaration of Trust and Trust Agreement of the Trust dated March 17, 1998 (the "Trust Agreement"), among Prudential Securities Futures Management Inc., a Delaware corporation, as managing owner (the "Managing Owner"), Wilmington Trust Company, a Delaware banking company, as trustee, and those persons who execute the Trust Agreement as owners of limited liability, beneficial Interests of one of three separate and distinct series: Series A, Series B, and Series C (each a "Series", and collectively the "Interests", with the beneficial owners of Interests in a Series being called an "Interestholder") in the Trust; (b) the opinion letter of even date of Richards, Layton & Finger, Delaware counsel to the Trust;
(c) the Form S-1 Registration Statements (including the Prospectus contained in each Registration Statement) under the Securities Act of 1933 with respect to the Trust as filed with the Securities and Exchange Commission ("SEC") on December 22, 1997, as amended (the "Registration Statements"); (d) the exhibits to the Registration Statements; and (e) such other documents as we have deemed necessary or appropriate to review in rendering this opinion. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the Trust Agreement.


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World Monitor Trust

March 20, 1998

Page 2

     The Managing Owner has represented to us that:

     (1) The Trust and each Series will be operated in accordance with the Trust Agreement, the Prospectus and the Delaware Business Trust Statute (as defined in the Trust
Agreement).

     (2) The primary business and purpose of each Series of the Trust is to engage in the speculative trading of commodity futures, forward and option contracts. The objective of the business of each Series of the Trust is the appreciation of its assets on a long-term basis.

     (3) Interests in the Trust will be offered in three separate and distinct Series (Series A, Series B, and Series
C), up to an aggregate of $100,000,000 (Series A $34,000,000; Series B $33,000,000; Series C $33,000,000).
The total minimum investment ("Subscription Minimum") which is required for the commencement of the Trust's business in a Series is as follows: Series A - $4,000,000; Series B - $3,000,000; and Series C - $3,000,000.

     (4) A principal activity of each Series of the Trust will consist of buying and selling commodities not held as inventory and futures, forwards and options with respect to such commodities.

     (5) None of the Series will make an election to be taxed as a corporation under Treasury Regulation sections
301.7701-2 and 301.7701-3.

     Under the terms of each Series' Advisory Agreement, the Trading Advisor has agreed, that at least 90% of the gains and income, if any, of each Series will be from buying and selling commodities or futures, forwards and options on commodities. In addition, the Managing Owner may impose additional limitations on the trading activities of each Series to assure that 90% of each Series income is Qualifying Income.


     In rendering this opinion, we have relied, without independent investigation or verification, on the Managing Owner's representations set forth above, and on the facts and information set forth in the documents referred to above, and on the opinion of even date of Messrs. Richards, Layton & Finger, Delaware counsel to the Trust, to the effect that: the Trust is duly organized and validly existing as a business trust under Delaware law; the provisions of the Trust Agreement will be effective under


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World Monitor Trust

March 20, 1998

Page 3

Delaware law to establish
the rights and obligations of the Limited Owners among themselves and with respect to the Trust; and the Trust
Agreement is the legal, valid and binding obligation of the trustee, the Managing Owner and the Limited Owners, enforceable against them in accordance with its terms.

     On the basis of our review of the aforementioned documents, and the representations set forth above, including those of the Managing Owner, the terms of the Advisory Agreements which provide that at least 90% of each Series' annual gross income will consist of interest income, and income from buying and selling commodities or futures, forwards and options on commodities, and the opinion of Delaware counsel, and on the basis of federal income tax law as currently in effect, including the Code, existing judicial decisions and administrative regulations, rulings, procedures and practice, it is our opinion that each Series of the Trust will be classified as a separate partnership and not as a corporation for federal income tax purposes, and accordingly, the Limited Owners in each Series of the Trust will be subject to federal income tax treatment applicable to limited partners in a partnership.


     In addition, we have reviewed the discussions relating to tax matters under the heading "Risk Factors," under the heading "Federal Income Tax Consequences" and elsewhere in the Prospectus prepared in connection with the proposed offering and sale of Interests. In our opinion, such discussions are accurate as of the date hereof in all material respects insofar as it relates to the federal income tax aspects of an investment in a Series of the Trust.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statements and to the use of our name under the heading "Federal Income Tax Consequences".


                              Very truly yours,

                              ROSENMAN & COLIN LLP

                              By: /s/ James A. Guadiana
                                 ------------------------
                                    James A. Guadiana